Exhibit 1

FOR IMMEDIATE RELEASE
May 25, 2006
Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Senior Managing Director
Tel: (TOKYO) +81-3-3348-2424
E-mail: Info-ir@nissin-f.co.jp
Notice Regarding Issuance of New Shares
Through a Third-Party Allotment to Sumitomo Mitsui Banking Corporation
     Nissin Co., Ltd. (the “Company”) hereby announces the issuance of new share through a third-party allotment to Sumitomo Mitsui Banking Corporation (“SMBC”), pursuant to a resolution adopted by the Board of Directors held on May 25, 2006, as following:
1. Outline of newly issued shares

(1)	Number of shares	Common stock	86,021,600 shares
(2)	Payment price	Per share	¥93
(3)	Total payment price		¥8,000,008,800
(4)	Stated value	Per share	¥47
(5)	Total stated value		¥40,043,015,200
(6)	Offering date	June 12, 2006
(7)	Payment date	June 12, 2006
(8)	Recipient and shares allotted	SMBC	86,021,600 shares
(9)	Retention period of new shares	Long-term retention as a precondition.
(10)	The above terms and conditions are subject to
effective notification under the Securities Exchange Law.
2. Change in amount of outstanding shares due to the issuance of new shares

Total number of outstanding shares before issuance	2,812,941,000 shares
Common stock before issuance	¥11,848,953,000
Total number of outstanding shares after issuance	2,898,962,000 shares
Common stock after issuance	¥15,891,968,000
3. Reasons for issuance of new shares and purpose of funds
(1)	Reason for issuance

The Company seeks to expand its group businesses in connection with the capital increase.
In addition, the Company has decided to consider working cooperatively with the underwriters, SMBC and its parent company, Sumitomo Mitsui Financial Group, in the business owner finance industry.

(2)	Basis for calculation of the issue price

Based on the Company’s closing share price on the Tokyo Stock Exchange as of the day immediately before the resolution date of the Board of Director held on May 24, 2006 regarding the issuance of new shares, which was ¥94, the Company has set the price per share at ¥93 with discount rate of 1.06%.

(3)	Intended use of funds procured through issuing new shares

The company plans to use these funds as for business purposes, such as loans to customers and other.

(4)	Expected effect on company performance

There are no changes to the expected current term performance and dividend as announced on 8 May 2006.

4. Distribution of earnings to shareholders
(1)	Basic policies concerning distribution of earnings

The Company considers returns to shareholders a top-priority issue and implements suitable profit return measures which include divided increases and stock splits, based on consideration of economic and financial circumstances, industry trends and the Company’s financial position and business performance. The Company strives to maintain a target dividend payout ratio of 30% based on its consolidated earning base in order to maintain stable dividend payments.
(2)	Use of retained earnings

The Company intends to strengthen its future financial position by using reserves to establish new business models and making strategic investments that have the potential to lead to further growth.
5. Equity finance conducted during the last 3 years
(1)	Status of equity financing

Nothing to report.

(2)	Change in stock price, etc. during the last 3 fiscal periods and immediately before

	For the year ended March 31,
	2004	2005	2006	2007

	(in yen, except times)
Opening	¥25	¥45	¥63	¥128
Highest	48	68	154	131
Lowest	20	34	70	88
Closing	44	63	129	94
PER (times)	17.3	23.7	37.3	—

Notes:	1.	Share prices for the year ended March 31, 2007 are prices as of May 24, 2006.
	2.	Share prices are retroactively adjusted for past stock splits, to the base of the 1 April 2006 price.
	3.	PER has not been given for the year ended March 31, 2007 as the fiscal year has not yet ended.
6. Details of Recipient

Name	Mitsui Sumitomo Banking Corp.
Allotted shares	86,021,600 shares
Amount paid in	¥8,000,008,800.
Details:
Address	1-1-2 Yurakucho, Chiyoda-ku, Tokyo
Name of representative	Masayuki Oku, President
Common stock	¥665 billion
Business	Banking
Principle shareholder and ownership ratio
(as of March 31, 2006)	Sumitomo Mitsui Financial Group Inc. 100%
Relationship with the Company
Investment Relations:
Shares of recipient held by the Company	—
Shares of the Company held by the recipient	—
Personnel relationships	None
Business relationships, etc.	Borrowing of funds

Note:	Recipient details and relations with the Company are current as of the submittal date for the Securities Registration Statement.

7. Status of the primary shareholder after issuing new shares

		Number of shares owned	Percentage of
Rank	Name	(thousand shares)	total issued shares
1	Nisshin Building Co., Ltd.	335,702	11.6%
2	Shuho Ltd.	328,675	11.3
3	Japan Trustee Services Bank, Ltd.	114,626	4.0
4	The Master Trust Bank of Japan, Ltd.	96,612	3.3
5	Kunihiko Sakioka	89,610	3.1
6	Sumitomo Mitsui Banking Corp.	86,021	3.0
7	Hideo Sakioka	78,696	2.7
8	The Chase Manhattan Bank, NA London	56,130	1.9
9	Trust and Custody Services Bank, Ltd.	51,391	1.8
10	Japan Securities Finance Co., Ltd.	49,145	1.7

Notes:	1.	The figures include the scheduled number of new shares issued as a result of the third-party allotment, and are based on the list of Shareholders Ledger as of 31 March 2006.
	2.	The number of shares owned by each shareholder has been adjusted for the 2-for-1 stock split completed on April 1, 2006.
	3.	80,102 thousand shares of treasury stock, after reflected stock splits, are not accounted for in the above list.